Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated 31 May, 2010, 21 May, 2009 and 27 May, 2008 with respect to the consolidated financial statements and schedules of Thermon Holdings, LLC included in the Registration Statement (Form S-4 No. 333-168915) and related Offer to Exchange of Thermon Industries, Inc. for the registration of $210,000,000 aggregate principal amount of its 9.500% Senior Secured Notes due 2017.

/s/ Bell Partners

Bell Partners

Chartered Accountants

/s/ TG Rees

TG Rees

Partner

Level 7, 468 St Kilda Road Melbourne, Victoria - AUSTRALIA

November 15, 2010